Exhibit 10.1

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 (the “Amendment”) dated as of March 10, 2009, is made by and among Bank of America, N.A. (the “Bank”) and Merit Medical Systems, Inc., a Utah corporation (the “Borrower”).

RECITALS

A.  The Bank and Borrower entered into a certain Loan Agreement dated as of December 7, 2006 (together with any previous amendments, the “Agreement”).

B.  The Bank and the Borrower desire to amend the Agreement to permit the Borrower to make certain acquisitions more fully described below and to make other changes in the Agreement.

AGREEMENT

1.  Definitions.  Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.  Amendments to Agreement.  The Agreement is hereby amended by the Bank and the Borrower as follows:

2.1  Consent to Acquisitions.  Notwithstanding the provisions of Section 7.11(b) of the Agreement, the Bank consents to (a) the Borrower’s acquisition of Alveolus for consideration of approximately $19 million and (b) the Borrower’s acquisition of Biosearch Inc. for consideration of approximately $1.6 million (the “2009 Acquisitions”).  Furthermore, the Bank agrees that consideration paid by Borrower for the 2009 Acquisitions, so long as not exceeding the amounts listed above, shall not be taken into account for computing (i) the 2009 $15 million per annum ceiling on consideration for acquisitions and (ii) the life of the loan $40 million ceiling on consideration for acquisitions, as provided in Section 7.11(b).

2.2   Interest Rate.  Paragraph 1.4 is amended in its entirety to read as follows:

“1.4  Interest Rate.

(a)                                  The interest rate (the “Base Rate”) is a rate per year to the lesser of (i) the maximum lawful rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”), or (ii) the sum of (x) the greater of the BBA LIBOR Daily Floating Rate or the Index Floor, plus (y) the Applicable Rate as Defined below.  For the purposes of this subparagraph, “Index Floor” means (i) 0.50 percent between March 10, 2009  and June 9, 2009, and (ii) from June 10, 2009 and thereafter, 0.75 percent.

(b)                                 The BBA LIBOR Daily Floating Rate is a fluctuating rate of interest equal to the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) as determined for each banking day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a one month term, as adjusted from time to time in the Bank’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.  If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank.  A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.”

2.3  Optional Interest Rates  Paragraph 1.5(a) is amended in its entirety to read as follows:

“(a) the lesser of (i) the maximum rate of interest permitted under applicable usury laws, now or hereafter enacted (the “Maximum Rate”), or ( ii) the sum of (x) the greater of the LIBOR Rate or the Index Floor, plus (y) the Applicable Rate as defined below.  For the purposes of this subparagraph, “Index Floor” means (i) 0.50 percent between March 10, 2009, and June 9, 2009, and (ii) from June 10, 2009 and thereafter, 0.75 percent.”

2.4  Applicable Margin.  In Paragraph 1.6 “Applicable Margin,” the column headed entitled “Bank’s Prime” is deleted in its entirety, and the column to the right with the heading entitled “LIBOR” is amended by changing the heading to read “Base Rate or LIBOR.”  For the sake of clarity, this means that the applicable basis points listed under the heading “LIBOR” will be added as the Applicable Margin to the Base Rate interest rate and to the LIBOR interest rate, as the case may be.

3.             Conditions of Effectiveness.  This Amendment shall be effective as of the Amendment date first set forth above, subject to the following:

(a)           The Bank shall have received counterparts of this Amendment executed by the Borrower;

(b)           Borrower shall have delivered to the Bank a secretary’s certificate, with incumbency provision, certifying the effective corporate resolutions of the Borrower authorizing the Borrower to enter into this Amendment, and

(c)           Borrower shall deliver to the Bank an amendment fee in the amount of $30,000.00.

4.  Representations and Warranties.  Borrower represents and warrants to the Bank that:  (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the powers of the Borrower, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

5.  Effect of Amendment.  Except as provided in this Amendment, all of the terms and conditions of the Agreement, Security Agreements and Guaranties shall remain in full force and effect.

6.  Counterparts.  This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.  FINAL AGREEMENT.  BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT:  (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

8.  Notice of Final Agreement.  THE WRITTEN AGREEMENT AND THE LOAN DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

BANK:

Bank of America, N.A.

By:	/s/
Authorized Signer

BORROWER:

MERIT MEDICAL SYSTEMS, INC.

By:	/s/